Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Questions and Answers”, “Service Providers - Independent Registered Public Accounting Firm”, “Further Information About The Acquired Fund And The Acquiring Fund - Independent Registered Public Accounting Firm” and “Representations and Warranties” in the Combined Proxy Statement and Prospectus included in this Registration Statement (Form N-14) of Evermore Funds Trust consisting of the Evermore Global Value Fund.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 30, 2022, each included in Post-Effective Amendment No. 23 to the Registration Statement (Form N-1A, File No. 333-162066) of Evermore Funds Trust, filed with the Securities and Exchange Commission, and each incorporated by reference into the Proxy Statement/Prospectus and Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated March 1, 2022, with respect to the financial statements and financial highlights of the Evermore Global Value Fund (the sole fund constituting the Evermore Funds Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

October 11, 2022